                                             Exhibit 99.1

PRESS RELEASE

Investor Relations:	Media:
New York: +1 (917) 663 2233	Lausanne: +41 (0)58 242 4500
Lausanne: +41 (0)58 242 4666
PHILIP MORRIS INTERNATIONAL INC. (PMI) REPORTS 2014 FIRST-QUARTER RESULTS;
REVISES 2014 FULL-YEAR REPORTED DILUTED EPS FORECAST FOR CURRENCY AND RESTRUCTURING CHARGES IN AUSTRALIA

•	Reported diluted earnings per share of $1.18, down by $0.10 or 7.8% versus $1.28 in 2013

•	Excluding unfavorable currency of $0.16, reported diluted earnings per share up by $0.06 or 4.7% versus $1.28 in 2013 as detailed in the attached Schedule 9

•	Adjusted diluted earnings per share of $1.19, down by $0.10 or 7.8% versus $1.29 in 2013

•	Excluding unfavorable currency of $0.16, adjusted diluted earnings per share up by $0.06 or 4.7% versus $1.29 in 2013 as detailed in the attached Schedule 8

•	Cigarette shipment volume of 196.0 billion units, down by 4.4%

•	Reported net revenues, excluding excise taxes, of $6.9 billion, down by 8.8%

•	Excluding unfavorable currency, reported net revenues, excluding excise taxes, down by 1.6%

•	Reported operating companies income of $3.0 billion, down by 12.9%

•	Excluding unfavorable currency, reported operating companies income down by 3.7%

•	Adjusted operating companies income of $3.0 billion, down by 12.3%

•	Excluding unfavorable currency, adjusted operating companies income down by 3.1%

•	Reported operating income of $3.0 billion, down by 13.0%

•	Repurchased 15.4 million shares of the company's common stock for $1.25 billion

•	PMI revises its 2014 full-year reported diluted earnings per share forecast to be in a range of $5.09 to $5.19, versus $5.26 in 2013. This forecast includes:

•	unfavorable currency of approximately $0.61 per share, at prevailing exchange rates, versus unfavorable currency of approximately $0.71 per share in its prior guidance; and

•
an estimated restructuring charge of $0.03 per share related to the closure of its manufacturing operations in Australia by the end of 2014, of which $0.01 per share charge was recorded as asset impairment and exit costs in the first quarter of 2014

•
Excluding the unfavorable currency impact, at prevailing exchange rates, of approximately $0.61 for the full-year 2014, and the $0.03 per share restructuring charge, reported diluted earnings per share are projected to increase by approximately 6% to 8% versus adjusted diluted earnings per share of $5.40 in 2013, as detailed in the attached Schedule 12

NEW YORK, April 17, 2014 -- Philip Morris International Inc. (NYSE / Euronext Paris: PM) today announced its 2014 first-quarter results.
“Our first-quarter results were in line with our expectations, given the known challenges we face in Asia and inventory distortions," said André Calantzopoulos, Chief Executive Officer.
“While currencies remain volatile, we have recently witnessed an improvement in their unfavorable impact on our business, and accordingly, together with the restructuring charge, we are increasing our 2014 full-year reported diluted earnings per share guidance by $0.07.”

"Based on our expectation of robust pricing, market share growth momentum and early signs that the operating environment is improving in Europe, combined with our continued investments for the long-term, we remain confident in our constant-currency adjusted diluted EPS growth rate of 6%-8% for this year."

Conference Call
A conference call, hosted by Jacek Olczak, Chief Financial Officer, with members of the investor community and news media, will be webcast at 9:00 a.m., Eastern Time, on April 17, 2014. Access is available at www.pmi.com/webcasts.

Dividends and Share Repurchase Program
During the quarter, PMI declared a regular quarterly dividend of $0.94, representing an annualized rate of $3.76 per common share, and spent $1.25 billion to repurchase 15.4 million shares. Under the current $18 billion share repurchase program, PMI has spent $10.1 billion to repurchase 114.8 million shares, as shown in the table below.

Current $18 Billion, Three-Year Program
	Value	Shares
	($ Mio.)	000

August - December 2012	$2,853	32,206
January - December 2013	6,000	67,231
January - March 2014	1,250	15,409
Total Under Program	$10,103	114,846

Since May 2008, when PMI began its first share repurchase program, the company has spent an aggregate of $35.1 billion to repurchase 571.6 million shares at an average price of $61.41 per share, or 27.1% of the shares outstanding at the time of the spin-off in March 2008.

Global Manufacturing Footprint Optimization
As part of the company's ongoing review of its global manufacturing operations, PMI announced:
On April 2, 2014, its plans to cease cigarette production in Australia by the end of 2014 and transition all Australian cigarette production to the company's affiliate in South Korea, incurring $0.01 per share for asset impairment and exits costs in the first quarter of 2014; and
On April 4, 2014, the initiation by its affiliate, Philip Morris Holland B.V. (PMH), of consultations on a proposal to discontinue cigarette production in Bergen op Zoom in the Netherlands. Subject to the final outcome of the consultations and fulfillment of certain other conditions, PMH would anticipate implementing the contemplated decision by October 2014. During the consultation period, PMI will not be providing information on the financial implications of this proposal.

2014 Full-Year Forecast
PMI revises its 2014 full-year reported diluted earnings per share forecast to be in a range of $5.09 to $5.19, versus $5.26 in 2013. Excluding the unfavorable currency impact, at prevailing exchange rates, of approximately $0.61 for the full-year 2014, and the estimated $0.03 per share restructuring charge in Australia, reported diluted earnings per share are projected to increase by approximately 6% to 8% versus adjusted diluted earnings per share of $5.40 in 2013, as detailed in the attached Schedule 12.

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This forecast includes a productivity and cost savings target of $300 million and a share repurchase target of $4.0 billion.
This forecast excludes the impact of any future acquisitions, unanticipated asset impairment and exit cost charges, future changes in currency exchange rates and any unusual events. This forecast also excludes the proposal to discontinue cigarette production in Bergen op Zoom in the Netherlands.
The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections.

2014 FIRST-QUARTER CONSOLIDATED RESULTS

In this press release, “PMI” refers to Philip Morris International Inc. and its subsidiaries. References to total international cigarette market, defined as worldwide cigarette volume excluding the United States, total cigarette market, total market and market shares are PMI estimates based on the latest available data from a number of internal and external sources and may, in defined instances, exclude the People's Republic of China and/or PMI's duty-free business. North Africa is defined as Algeria, Egypt, Libya, Morocco and Tunisia. The term “net revenues” refers to operating revenues from the sale of our products, excluding excise taxes and net of sales and promotion incentives. Operating companies income, or “OCI,” is defined as operating income, excluding general corporate expenses and the amortization of intangibles, plus equity (income)/loss in unconsolidated subsidiaries, net. PMI's management evaluates business segment performance and allocates resources based on OCI. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Management also reviews OCI, OCI margins and earnings per share, or “EPS,” and EBITDA on an adjusted basis (which may exclude the impact of currency and other items such as acquisitions, asset impairment and exit costs, discrete tax items and unusual items), as well as free cash flow, defined as net cash provided by operating activities less capital expenditures, and net debt. PMI believes it is appropriate to disclose these measures as they improve comparability and help investors analyze business performance and trends. Non-GAAP measures used in this release should be considered neither in isolation nor as a substitute for the financial measures prepared in accordance with U.S. GAAP. Comparisons are to the same prior-year period unless otherwise stated. For a reconciliation of non-GAAP measures to corresponding GAAP measures, see the relevant schedules provided with this press release. In 2013, PMI concluded a number of business development initiatives and agreements that were not accounted for as acquisitions; thus, non-GAAP financial measures for 2013 that exclude acquisitions do not exclude the impact of said initiatives and agreements. Trademarks and service marks in this press release that are the registered property of, or licensed by, the subsidiaries of PMI, are italicized.

NET REVENUES

PMI Net Revenues ($ Millions)
	First-Quarter
				Excl.
	2014	2013	Change	Curr.
European Union	$2,013	$1,970	2.2%	(0.4)%
Eastern Europe, Middle East & Africa	2,009	2,043	(1.7)%	4.5%
Asia	2,182	2,790	(21.8)%	(8.7)%
Latin America & Canada	713	781	(8.7)%	4.2%
Total PMI	$6,917	$7,584	(8.8)%	(1.6)%

Net revenues of $6.9 billion were down by 8.8%, including unfavorable currency of $542 million. Excluding currency, net revenues decreased by 1.6%, reflecting unfavorable volume/mix of $531 million, mainly due to: lower total markets; and lower share and unfavorable estimated inventory movements, notably in Japan; partially offset by favorable pricing of $406 million across all Regions, as well as the impact of the change to PMI's new business structure in Egypt announced on January 29, 2014. The positive pricing variance was partially offset by lower estimated excise tax-driven inventory movements in the Philippines compared to the first quarter of 2013.

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OPERATING COMPANIES INCOME

PMI Operating Companies Income ($ Millions)
	First-Quarter
				Excl.
	2014	2013	Change	Curr.
European Union	$978	$938	4.3%	1.3%
Eastern Europe, Middle East & Africa	927	935	(0.9)%	7.7%
Asia	915	1,342	(31.8)%	(15.8)%
Latin America & Canada	202	254	(20.5)%	—%
Total PMI	$3,022	$3,469	(12.9)%	(3.7)%

Reported operating companies income of $3.0 billion was down by 12.9%, including unfavorable currency of $319 million. Excluding currency, operating companies income decreased by 3.7%, due to: unfavorable volume/mix of $438 million, reflecting lower total markets and unfavorable estimated inventory movements which, combined, represented approximately two-thirds of the total volume/mix variance; lower market share, mainly in Asia; higher manufacturing costs, mainly due to the impact of the change to PMI's new business structure in Egypt; and higher asset impairment and exit costs, principally due to the factory closure in Australia; partially offset by favorable pricing.
Adjusted operating companies income decreased by 12.3% as shown in the table below and detailed in Schedule 7. Adjusted operating companies income, excluding unfavorable currency, decreased by 3.1%. Adjusted operating companies income margin, excluding unfavorable currency, decreased by 0.7 points to 45.1%, as detailed in Schedule 7.

PMI Operating Companies Income ($ Millions)

	First-Quarter
				Excl.
	2014	2013	Change	Curr.
Reported OCI	$3,022	$3,469	(12.9)%	(3.7)%
Asset impairment & exit costs	(23)	(3)
Adjusted OCI	$3,045	$3,472	(12.3)%	(3.1)%
Adjusted OCI Margin*	44.0%	45.8%	(1.8)	(0.7)
*Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

SHIPMENT VOLUME & MARKET SHARE

PMI Cigarette Shipment Volume (Million Units)

	First-Quarter
	2014	2013	Change
European Union	41,705	42,967	(2.9)%
Eastern Europe, Middle East & Africa	62,006	66,834	(7.2)%
Asia	70,801	72,619	(2.5)%
Latin America & Canada	21,449	22,527	(4.8)%
Total PMI	195,961	204,947	(4.4)%

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PMI's cigarette shipment volume of 196.0 billion units decreased by 4.4%, or 9.0 billion units, due principally to: the EU, mainly reflecting lower total markets, partially offset by market share growth; EEMA, due mainly to a lower total market in Russia and unfavorable estimated inventory movements across various markets within the Region, partially offset by Turkey; Asia, mainly reflecting a lower market share in Indonesia, lower market share and the adverse timing of PMI shipments in Japan, partially offset by the total market growth driven by retail trade and consumer purchasing in anticipation of the April 1, 2014, consumption tax increase, and lower share in Pakistan, partially offset by the Philippines driven by a favorable comparison with the first quarter of 2013; and Latin America & Canada, due largely to the unfavorable impact of price increases in Mexico. Excluding the unfavorable impact of estimated inventory movements in the quarter, PMI's cigarette shipment volume decreased by approximately 2.0%.
Total cigarette shipments of Marlboro of 65.9 billion units decreased by 4.1%, due primarily to unfavorable estimated inventory movements in EEMA and Japan, lower share in Japan, and a lower total market in the EU and Mexico, partially offset by the Philippines.
Total cigarette shipments of L&M of 21.0 billion units decreased by 5.8%, driven notably by Algeria, Egypt and Saudi Arabia, partially offset by Germany. Total cigarette shipments of Bond Street of 9.3 billion units decreased by 6.3%, due predominantly to Hungary, Kazakhstan and Russia. Total cigarette shipments of Philip Morris of 8.0 billion units decreased by 5.4%, due primarily to the morphing to Lark in Japan, partially offset by Argentina. Total cigarette shipments of Parliament of 9.9 billion units increased by 1.2%, driven mainly by Turkey, partially offset by Japan and Russia. Total cigarette shipments of Chesterfield of 8.8 billion units increased by 14.3%, due primarily to Italy, Poland and Turkey, partially offset by Russia and Ukraine. Total cigarette shipments of Lark of 6.8 billion units decreased by 0.3%, due predominantly to Turkey, partially offset by Japan reflecting the morphing from Philip Morris.
Total shipment volume of OTP, in cigarette equivalent units, decreased by 1.1%, mainly due to declines in the pipe tobacco and snuff categories in Southern Africa that offset slight growth in the fine cut category. Total shipment volume for cigarettes and OTP, in cigarette equivalent units, decreased by 4.3%.
PMI's market share increased in a number of key markets, including Algeria, Argentina, Austria, Belgium, Brazil, Canada, France, Germany, Greece, Korea, Poland, Russia, Saudi Arabia, Spain, Thailand, the United Kingdom and Vietnam.

EUROPEAN UNION REGION (EU)

2014 First-Quarter
Net revenues of $2.0 billion increased by 2.2%.  Excluding favorable currency of $51 million, net revenues decreased by 0.4%, due to unfavorable volume/mix of $60 million, predominantly resulting from a lower total market, notably in France and Poland, partially offset by favorable pricing of $52 million, driven principally by Germany, partially offset by Italy.
Operating companies income of $978 million increased by 4.3%, including favorable currency of $28 million. Excluding currency, operating companies income increased by 1.3%, mainly driven by favorable pricing and lower costs, partially offset by unfavorable volume/mix of $59 million.
Adjusted operating companies income increased by 4.3%, as shown in the table below and detailed on Schedule 7.  Adjusted operating companies income, excluding favorable currency, increased by 1.3%.

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EU Operating Companies Income ($ Millions)

	First-Quarter
				Excl.
	2014	2013	Change	Curr.
Reported OCI	$978	$938	4.3%	1.3%
Asset impairment & exit costs	—	—
Adjusted OCI	$978	$938	4.3%	1.3%
Adjusted OCI Margin*	48.6%	47.6%	1.0	0.8
*Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

Adjusted operating companies income margin, excluding favorable currency, increased by 0.8 points to 48.4%, as detailed in Schedule 7.
The total cigarette market in the EU of 106.3 billion units decreased by 5.6%, due primarily to the impact of tax-driven price increases, the unfavorable economic and employment environment and the prevalence of non-duty paid products. The total OTP market in the EU of 38.4 billion cigarette equivalent units decreased by 1.0%, principally reflecting a lower total fine cut market, down by 0.9% to 33.6 billion cigarette equivalent units.

EU Region & Key Market Shares

	First-Quarter
	2014	2013	Change
			p.p.
Total EU	38.9%	38.0%	0.9
France	41.0%	40.0%	1.0
Germany	36.9%	36.1%	0.8
Italy	53.0%	53.2%	(0.2)
Poland	35.1%	33.4%	1.7
Spain	31.2%	30.4%	0.8

Although PMI's cigarette shipment volume of 41.7 billion units decreased by 2.9%, predominantly reflecting a lower total market, PMI's market share increased by 0.9 points to 38.9% as shown in the table above. While shipment volume of Marlboro of 20.2 billion units decreased by 3.8%, mainly due to the lower total market, market share increased by 0.4 points to 19.1%, driven notably by Italy and Spain. Shipment volume of L&M increased by 1.0% to 7.4 billion units and market share increased by 0.3 points to 6.9%, driven notably by Germany. Shipment volume of Chesterfield of 5.4 billion units increased by 26.9% and market share increased by 0.6 points to 4.9%, driven notably by Italy and Poland. Shipment volume of Philip Morris of 2.4 billion units increased by 3.0% and market share increased by 0.1 point to 2.1%, driven notably by Italy.
PMI's shipments of OTP of 5.3 billion cigarette equivalent units increased by 1.9%, driven principally by higher share. PMI's OTP total market share was 13.8%, up by 1.0 point, reflecting gains in the fine cut category, notably in Hungary, up by 10.3 points to 18.3%, Italy, up by 10.7 points to 41.2%, Poland, up by 16.2 points to 32.7%, Portugal, up by 5.1 points to 33.4%, and Spain, up by 2.3 points to 15.7%.

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EU Key Market Commentaries
In France, the total cigarette market of 10.5 billion units decreased by 8.9%, mainly reflecting the unfavorable impact of price increases in July 2013 and January 2014, and the growth of e-vapor products. While PMI's shipments of 4.6 billion units decreased by 8.0%, market share increased by 1.0 point to 41.0%, mainly driven by Marlboro and premium Philip Morris, up by 0.5 and 0.2 points to 25.0% and 9.4%, respectively. Market share of L&M increased by 0.1 point to 2.6% and share of Chesterfield was flat at 3.4%. The total industry fine cut category of 3.2 billion cigarette equivalent units decreased by 6.3%. PMI's market share of the category decreased by 0.3 points to 26.1%.
In Germany, the total cigarette market of 18.2 billion units decreased by 3.0%. While PMI's shipments of 6.7 billion units decreased by 0.7%, market share increased by 0.8 points to 36.9%, driven by L&M and Chesterfield, up by 1.2 points and 0.1 point to 11.7% and 1.7%, respectively, partially offset by Marlboro, down by 0.3 points to 22.0%, reflecting the brand's crossing the €5.00/pack price point in the second quarter of 2013. The total industry fine cut category of 9.8 billion cigarette equivalent units decreased by 0.9%. PMI's market share of the category decreased by 1.8 points to 13.1%.
In Italy, the total cigarette market of 16.8 billion units decreased by 0.5%, mainly reflecting a stabilization in the prevalence of illicit trade and a lower incidence of e-vapor and fine cut products.  PMI's shipments of 9.1 billion units increased by 0.8%, including favorable estimated inventory movements. Excluding these trade inventory movements, PMI's shipments declined by 0.8%. PMI's market share decreased by 0.2 points to 53.0%, due primarily to: Diana in the low-price segment, down by 2.1 points to 9.9%, impacted by the growth of the super-low price segment; partially offset by Philip Morris, up by 0.6 points to 2.5%, and Chesterfield, up by 1.5 points to 5.1%, benefiting from its repositioning in February 2014 into the €4.00/pack price segment. Market share of Marlboro was flat at 25.6%. While the total industry fine cut category of 1.4 billion cigarette equivalent units decreased by 2.2%, PMI's market share of the category increased by 10.7 points to 41.2%, driven by Marlboro following its launch in the first quarter of 2013.
In Poland, the total cigarette market of 10.5 billion units decreased by 10.6%, including the unfavorable impact of estimated trade inventory movements. Excluding these trade inventory movements, the total cigarette market declined by an estimated 7.8%, partially reflecting the growth of the fine cut category and non-duty paid OTP products. Although PMI's shipments of 3.7 billion units decreased by 6.0%, PMI's market share increased by 1.7 points to 35.1%, driven by Marlboro, up by 0.1 point to 10.2%, L&M, up by 0.6 points to 16.4%, and Chesterfield, up by 1.4 points to 6.9%, benefiting from the morphing of Red & White in the fourth quarter of 2013. The total industry fine cut category of 1.0 billion cigarette equivalent units increased by 7.1%. PMI's market share of the category increased by 16.2 points to 32.7%.
In Spain, the total cigarette market of 10.5 billion units decreased by 3.6%, mainly due to the impact of the unfavorable economic and employment environment. PMI's shipments of 3.2 billion units increased by 3.0%, including favorable estimated trade inventory movements. Excluding these trade inventory movements, PMI's shipments decreased by 1.1%. PMI's market share increased by 0.8 points to 31.2%, driven by higher share of Marlboro and Chesterfield, up by 1.0 and 0.1 point to 15.1% and 9.3%, respectively, partially offset by L&M, down by 0.2 to 6.2%. While the total industry fine cut category of 2.2 billion cigarette equivalent units decreased by 12.8%, partly reflecting the impact of tax-driven price harmonization with the cigarette category in July 2013, PMI's market share of the fine cut category increased by 2.3 points to 15.7%.

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EASTERN EUROPE, MIDDLE EAST & AFRICA REGION (EEMA)

2014 First-Quarter
Net revenues of $2.0 billion decreased by 1.7%. Excluding unfavorable currency of $126 million, net revenues increased by 4.5%, reflecting favorable pricing of $234 million, driven principally by Russia as well as the impact of the change to PMI's new business structure in Egypt, partially offset by unfavorable volume/mix of $142 million, mainly due to lower volume in Russia.
Operating companies income of $927 million decreased by 0.9%. Excluding unfavorable currency of $80 million, operating companies income increased by 7.7%, due primarily to higher pricing, partially offset by unfavorable volume/mix of $105 million and higher costs, principally related to the impact of the change to PMI's new business structure in Egypt.
Adjusted operating companies income decreased by 0.9%, as shown in the table below and detailed on Schedule 7. Adjusted operating companies income, excluding unfavorable currency, increased by 7.7%.

EEMA Operating Companies Income ($ Millions)

	First-Quarter
				Excl.
	2014	2013	Change	Curr.
Reported OCI	$927	$935	(0.9)%	7.7%
Asset impairment & exit costs	—	—
Adjusted OCI	$927	$935	(0.9)%	7.7%
Adjusted OCI Margin*	46.1%	45.8%	0.3	1.4
*Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

Adjusted operating companies income margin, excluding unfavorable currency, increased by 1.4 points to 47.2%, as detailed on Schedule 7.

PMI's cigarette shipment volume of 62.0 billion units decreased by 7.2%, mainly due to Kazakhstan, Russia, Serbia and Ukraine, partially offset by Turkey. Excluding the unfavorable impact of estimated inventory movements, PMI's cigarette shipment volume decreased by 3.0%.
PMI's cigarette shipment volume of premium brands decreased by 3.0%, due principally to Marlboro, down by 6.0% to 18.5 billion units, partially due to the aforementioned inventory movements, partially offset by Parliament, up by 4.5% to 7.2 billion units.

EEMA Key Market Commentaries
In North Africa, the total cigarette market increased by 2.2% to an estimated 34.0 billion units, driven mainly by Egypt.  PMI’s shipment volume of 8.6 billion units decreased by 3.5%, principally reflecting temporarily lower production of PMI's products as part of the transition to the new business structure in Egypt.  PMI’s market share decreased by 1.3 points to 25.4%, due to lower share in Egypt, partially offset by gains in the other four markets.  Market share of Marlboro increased by 1.5 points to 15.3%, while share of L&M decreased by 2.7 points to 8.1%.
In Russia, the total cigarette market declined by 6.7% to an estimated 66.9 billion units, mainly due to the unfavorable impact of the tax-driven price increases of June 2013 and January 2014 and the prevalence of illicit trade. PMI's shipment volume of 18.6 billion units decreased by 8.9%. PMI's February quarter-to-date market share of 26.7%, as measured by Nielsen, was up by 0.5 points, and up by 0.4 points versus the fourth quarter of

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2013. Market share of Parliament, L&M and Bond Street increased by 0.2, 0.4 and 0.4 points to 3.5%, 3.0% and 7.0%, respectively, partially offset by Marlboro and Chesterfield, down by 0.2 and 0.3 points to 1.6% and 2.9%, respectively.
In Turkey, the total cigarette market increased by 1.3% to an estimated 18.8 billion units. PMI's shipment volume of 9.0 billion units increased by 9.7%, mainly reflecting a favorable comparison with the first quarter of 2013 in which shipments declined by 17.4% as a result of the reversal of estimated trade inventory movements in the fourth quarter of 2012 ahead of the January 2013 excise tax increase. PMI's February quarter-to-date market share, as measured by Nielsen, decreased by 0.4 points to 44.3%, mainly due to Marlboro, mid-price Muratti and low-price L&M, down by 0.3, 0.5 and 1.0 points to 8.6%, 6.3% and 6.6%, respectively, partially offset by premium Parliament, up by 1.1 points to 10.4%.
In Ukraine, the total cigarette market decreased by 6.5% to an estimated 15.2 billion units, mainly reflecting the impact of price increases in 2013, a worsening economy and the prevalence of illicit trade. PMI's shipment volume of 5.1 billion units decreased by 9.8% principally due, in addition to the aforementioned factors, to a decrease in PMI's February quarter-to-date market share as measured by Nielsen, down by 0.9 points to 33.1% as a result of price competition and down-trading, with Marlboro and Parliament down by 0.6 and 0.3 points to 5.1% and 3.1%, respectively. The decrease in PMI's market share was partially offset by growth from PMI's low-price segment brands, Bond Street and President.

ASIA REGION

2014 First-Quarter
Net revenues of $2.2 billion decreased by 21.8%, including unfavorable currency of $366 million. Excluding currency, net revenues decreased by 8.7%, due primarily to unfavorable volume/mix of $276 million, mainly due to Indonesia and the adverse timing of shipments in Japan, partially offset by favorable pricing of $34 million. The positive pricing variance, driven notably by Indonesia, was partially offset by lower estimated excise tax-driven inventory movements in the Philippines compared to the first quarter of 2013.
Operating companies income of $915 million decreased by 31.8%, including unfavorable currency of $215 million. Excluding currency, operating companies income decreased by 15.8%, principally due to unfavorable volume/mix of $226 million, the unfavorable impact of the aforementioned inventory movements, and higher asset impairment and exit costs due to the announced factory closure in Australia, partially offset by favorable pricing.
Adjusted operating companies income decreased by 30.3% as shown in the table below and detailed on Schedule 7. Adjusted operating companies income, excluding unfavorable currency, decreased by 14.3%.

Asia Operating Companies Income ($ Millions)

	First-Quarter
				Excl.
	2014	2013	Change	Curr.
Reported OCI	$915	$1,342	(31.8)%	(15.8)%
Asset impairment & exit costs	(23)	(3)
Adjusted OCI	$938	$1,345	(30.3)%	(14.3)%
Adjusted OCI Margin*	43.0%	48.2%	(5.2)	(2.9)
*Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

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Adjusted operating companies income margin, excluding unfavorable currency, decreased by 2.9 points to 45.3%, as detailed on Schedule 7, reflecting the impact of the aforementioned factors.

PMI's cigarette shipment volume of 70.8 billion units decreased by 2.5%, due primarily to: a lower market share in Australia and Indonesia, lower market share and the adverse timing of shipments in Japan; and lower share in Pakistan; partially offset by the Philippines driven by a favorable comparison with the first quarter of 2013 which was significantly impacted by a disruptive excise tax increase. Excluding the unfavorable impact of estimated inventory movements, PMI's cigarette shipment volume was essentially flat.
Shipment volume of Marlboro of 18.9 billion units increased by 0.8%, driven by Indonesia and the Philippines, partially offset by Japan.

Asia Key Market Commentaries
In Indonesia, the total cigarette market decreased by 1.0% to 73.8 billion units, mainly reflecting a weaker economy. The total cigarette market for the full-year 2014 is estimated to increase by up to 1.0%. PMI's shipment volume in the quarter of 25.5 billion units decreased by 5.5%, primarily due to lower market share, down by 1.6 points to 34.6% as a result of: the share decline of hand-rolled Dji Sam Soe, which decreased by 2.1 points to 4.2%, due to the continuing decline of the hand-rolled kretek segment, partially offset by the growth of machine-made Dji Sam Soe Magnum, and the fact that the brand crossed a critical price point ahead of competition; the withdrawal of PMI's ultra-low price brands Trend Mild and Vegas Mild following the implementation of excise tax legislation relating to sister companies in the fourth quarter of 2013; and increased competition in the machine-made LTLN (low-tar, low-nicotine) segment. Market share of Sampoerna A, in the premium machine-made LTLN segment, increased by 0.1 point to 14.4%, while mid-price U Mild was up by 1.1 points to 5.2%. Marlboro's market share increased by 0.3 points to 5.3% and its share of the “white” cigarettes segment, which represented 6.6% of the total cigarette market, increased by 5.9 points to 80.4%.
In Japan, the total cigarette market increased by 9.6% to 49.4 billion units, mainly driven by retail trade and consumer purchasing ahead of the consumption tax-driven retail price increases of April 1, 2014. Excluding the favorable impact of these inventory movements, the total cigarette market is estimated to have declined by approximately 2.0%. For the full-year 2014, the total cigarette market is projected to decline by an estimated 3.0% to 3.5%. PMI's shipment volume in the quarter of 13.5 billion units decreased by 9.1%, principally due to the adverse timing of PMI shipments and lower market share. PMI's market share decreased by 2.0 points to 25.5%, with share of Marlboro, Lark, Philip Morris and Virginia S. down by 0.4, 0.8, 0.2 and 0.3 points to 11.9%, 7.5%, 2.0% and 1.9%, respectively. Excluding the impact of retail trade and consumer purchasing on the total market, PMI's estimated market share of 25.9% was flat against the fourth quarter of 2013.
In Korea, the total cigarette market decreased by 5.4% to 19.4 billion units, mainly due to an unfavorable comparison with the first quarter of 2013 resulting from trade inventory movements ahead of an anticipated excise tax increase in 2013 that did not materialize. Although PMI's shipment volume of 3.8 billion units decreased by 3.3%, market share increased by 0.7 points to 19.9%, with share of Marlboro, up by 0.3 points to 7.9%, Parliament, up by 0.3 points to 7.1%, driven by Parliament Hybrid 5mg and the successful launch in October 2013 of Parliament Hybrid 1mg, and Virginia S., flat at 4.1%.
In the Philippines, the total tax-paid industry cigarette volume increased by 25.9% to an estimated 19.3 billion units, primarily reflecting a favorable comparison with the first quarter of 2013 which was significantly impacted by a disruptive excise tax increase in January and a surge in the prevalence of domestic non-duty paid products. PMI's shipment volume of 16.2 billion units increased by 19.6%. PMI's market share of 83.7%, down by 4.4 points,

- -10 -

was up compared to the fourth-quarter and full-year 2013 market shares of 72.3% and 79.3%, respectively. Marlboro's market share decreased by 2.8 points to 18.8% in the first quarter of 2014. Share of Fortune decreased by 11.4 points to 32.3%, more than offset by gains from PMI's other local brands.

LATIN AMERICA & CANADA REGION

2014 First-Quarter
Net revenues of $713 million decreased by 8.7%, including unfavorable currency of $101 million. Excluding currency, net revenues increased by 4.2%, driven by favorable pricing of $86 million, principally in Argentina, Canada and Mexico, partially offset by unfavorable volume/mix of $53 million, principally due to unfavorable estimated trade inventory movements in Mexico.
Operating companies income of $202 million decreased by 20.5%, including unfavorable currency of $52 million. Excluding currency, operating companies income was flat, reflecting favorable pricing offset by unfavorable volume/mix of $48 million, principally due to the trade inventory movements in Mexico, and higher costs, primarily reflecting the impact of inflation in Argentina and business-building initiatives, notably in Brazil.
Adjusted operating companies income decreased by 20.5% as shown in the table below and detailed on Schedule 7. Adjusted operating companies income, excluding unfavorable currency, was flat.

Latin America & Canada Operating Companies Income ($ Millions)

	First-Quarter
				Excl.
	2014	2013	Change	Curr.
Reported OCI	$202	$254	(20.5)%	—%
Asset impairment & exit costs	—	—
Adjusted OCI	$202	$254	(20.5)%	—%
Adjusted OCI Margin*	28.3%	32.5%	(4.2)	(1.3)
*Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

Adjusted operating companies income margin, excluding unfavorable currency, decreased by 1.3 points to 31.2%, as detailed on Schedule 7, reflecting the aforementioned factors.

PMI's cigarette shipment volume of 21.4 billion units decreased by 4.8%, principally due to the timing of estimated trade inventory movements in Mexico. Shipment volume of Marlboro of 8.2 billion units decreased by 10.5%.

Latin America & Canada Key Market Commentaries
In Argentina, the total cigarette market decreased by 0.9% to 10.7 billion units. PMI's cigarette shipment volume of 8.3 billion units increased by 2.2% and market share increased by 2.5 points to 77.1%, driven by mid-price Philip Morris, up by 3.2 points to 43.3%, reflecting the positive impact of its capsule variants, partially offset by low-price Next, down by 0.6 points to 2.2%. Share of Marlboro was up by 0.1 point to 24.1%.
In Canada, the total cigarette market decreased by 7.5% to 5.8 billion units, mainly due to the depletion of estimated trade inventory levels and the unfavorable impact of price increases. Excluding the impact of these inventory movements, the total market is estimated to have declined by 4.0%. While PMI's cigarette shipment volume of 2.2 billion units decreased by 2.7%, market share increased by 2.4 points to 38.5%, with premium brands

- -11 -

Benson & Hedges flat at 2.3% and Belmont up by 0.4 points to 2.8%. Market share of mid-price Canadian Classics was up by 0.9 points to 10.9%. Market share of low-price brand Next was up by 1.6 points to 10.8%, partially offset by mid-price Number 7 and low-price Accord, down by 0.1 point and 0.3 points to 4.2% and 2.7%, respectively.
In Mexico, the total cigarette market decreased by 11.3% to 7.2 billion units, mainly due to the depletion of estimated trade inventory levels built up ahead of PMI's price increase in December 2013. Excluding these trade inventory movements, the total cigarette market declined by 2.0%. PMI's cigarette shipment volume of 4.9 billion units decreased by 18.3%. PMI's market share decreased by 5.8 points to 67.7%, or by 1.7 points to 71.3%, excluding the impact of trade inventory movements. While market share of Marlboro was down by 6.2 points to 47.0%, or down by 2.8 points to 50.4% excluding the impact of the trade inventory movements, and share of Benson & Hedges was down by 0.6 points to 5.2%, reflecting consumer down-trading and the timing of price increases by PMI's principal competitor, PMI's share of the premium price segment was up by 1.3 points to 91.2%. Market share of Delicados, the second best-selling brand in the market, increased by 0.2 points to 10.7%.

Philip Morris International Inc. Profile
Philip Morris International Inc. (PMI) is the leading international tobacco company, with seven of the world's top 15 international brands, including Marlboro, the number one cigarette brand worldwide. PMI's products are sold in more than 180 markets. In 2013, the company held an estimated 15.7% share of the total international cigarette market outside of the U.S., or 28.2% excluding the People's Republic of China and the U.S. For more information, see www.pmi.com.

Forward-Looking and Cautionary Statements
This press release contains projections of future results and other forward-looking statements. Achievement of projected results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI.
PMI's business risks include: significant increases in cigarette-related taxes; the imposition of discriminatory excise tax structures; fluctuations in customer inventory levels due to increases in product taxes and prices; increasing marketing and regulatory restrictions, often with the goal of reducing or preventing the use of tobacco products; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; litigation related to tobacco use; intense competition; the effects of global and individual country economic, regulatory and political developments; changes in adult smoker behavior; lost revenues as a result of counterfeiting, contraband and cross-border purchases; governmental investigations; unfavorable currency exchange rates and currency devaluations; adverse changes in applicable corporate tax laws; adverse changes in the cost and quality of tobacco and other agricultural products and raw materials; and the integrity of its information systems. PMI's future profitability may also be adversely affected should it be unsuccessful in its attempts to produce products with the potential to reduce the risk of smoking-related diseases; if it is unable to successfully introduce new products, promote brand equity, enter new markets or improve its margins through increased prices and productivity gains; if it is unable to expand its brand portfolio internally or through acquisitions and the development of strategic business relationships; or if it is unable to attract and retain the best global talent.

- -12 -

PMI is further subject to other risks detailed from time to time in its publicly filed documents, including the Form 10-K for the year ended December 31, 2013. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligations.

- -13 -

			Schedule 1
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Condensed Statements of Earnings
For the Quarters Ended March 31,
($ in millions, except per share data)
(Unaudited)

	2014	2013 (1)	% Change
Net revenues	$17,779	$18,527	(4.0)%
Cost of sales	2,374	2,489	(4.6)%
Excise taxes on products (2)	10,862	10,943	(0.7)%
Gross profit	4,543	5,095	(10.8)%
Marketing, administration and research costs	1,547	1,677
Asset impairment and exit costs	23	3
Amortization of intangibles	22	24
Operating income (3)	2,951	3,391	(13.0)%
Interest expense, net	268	236
Earnings before income taxes	2,683	3,155	(15.0)%
Provision for income taxes	776	933	(16.8)%
Equity (income)/loss in unconsolidated subsidiaries, net	(9)	4
Net earnings	1,916	2,218	(13.6)%
Net earnings attributable to noncontrolling interests	41	93
Net earnings attributable to PMI	$1,875	$2,125	(11.8)%

Per share data:(4)
Basic earnings per share	$1.18	$1.28	(7.8)%
Diluted earnings per share	$1.18	$1.28	(7.8)%

(1) Certain amounts have been reclassified to conform to the current year's presentation due to the separate disclosure of equity (income)/loss in unconsolidated subsidiaries, net.

(2) The segment detail of excise taxes on products sold for the quarters ended March 31, 2014 and 2013 is shown on Schedule 2.

(3) PMI's management evaluates segment performance and allocates resources based on operating companies income, which PMI defines as operating income, excluding general corporate expenses and amortization of intangibles, plus equity (income)/loss in unconsolidated subsidiaries, net. The reconciliation from operating income to operating companies income is as follows:

	2014	2013	% Change
Operating Income	$2,951	$3,391	(13.0)%
Excluding:
- Amortization of Intangibles	22	24
- General corporate expenses (included in marketing, administration and research costs above)	40	58
Plus: Equity (income)/loss in unconsolidated subsidiaries, net	(9)	4
Operating Companies Income	$3,022	$3,469	(12.9)%

(4) Net earnings and weighted-average shares used in the basic and diluted earnings per share computations for the quarters ended March 31, 2014 and 2013 are shown on Schedule 4, Footnote 1.

						Schedule 2
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Selected Financial Data by Business Segment
For the Quarters Ended March 31,
($ in millions)
(Unaudited)

		Net Revenues excluding Excise Taxes
		European Union	EEMA	Asia	Latin America & Canada	Total

2014	Net Revenues (1)	$6,619	$4,562	$4,475	$2,123	$17,779
	Excise Taxes on Products	(4,606)	(2,553)	(2,293)	(1,410)	(10,862)
	Net Revenues excluding Excise Taxes	2,013	2,009	2,182	713	6,917

2013	Net Revenues	$6,523	$4,423	$5,251	$2,330	$18,527
	Excise Taxes on Products	(4,553)	(2,380)	(2,461)	(1,549)	(10,943)
	Net Revenues excluding Excise Taxes	1,970	2,043	2,790	781	7,584

Variance	Currency	51	(126)	(366)	(101)	(542)
	Acquisitions	—	—	—	—	—
	Operations	(8)	92	(242)	33	(125)
	Variance Total	43	(34)	(608)	(68)	(667)
	Variance Total (%)	2.2%	(1.7)%	(21.8)%	(8.7)%	(8.8)%

	Variance excluding Currency	(8)	92	(242)	33	(125)
	Variance excluding Currency (%)	(0.4)%	4.5%	(8.7)%	4.2%	(1.6)%

	Variance excluding Currency & Acquisitions	(8)	92	(242)	33	(125)
	Variance excluding Currency & Acquisitions (%)	(0.4)%	4.5%	(8.7)%	4.2%	(1.6)%

(1) 2014 Currency increased (decreased) net revenues as follows:
	European Union	$151
	EEMA	(419)
	Asia	(697)
	Latin America & Canada	(357)
		$(1,322)

						Schedule 3
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Selected Financial Data by Business Segment
For the Quarters Ended March 31,
($ in millions)
(Unaudited)

	Operating Companies Income
	European Union	EEMA	Asia	Latin America & Canada	Total
2014	$978	$927	$915	$202	$3,022
2013	938	935	1,342	254	3,469
% Change	4.3%	(0.9)%	(31.8)%	(20.5)%	(12.9)%

Reconciliation:
For the quarter ended March 31, 2013	$938	$935	$1,342	$254	$3,469

2013 Asset impairment and exit costs	—	—	3	—	3
2014 Asset impairment and exit costs	—	—	(23)	—	(23)

Acquired businesses	—	—	—	—	—
Currency	28	(80)	(215)	(52)	(319)
Operations	12	72	(192)	—	(108)
For the quarter ended March 31, 2014	$978	$927	$915	$202	$3,022

		Schedule 4
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Diluted Earnings Per Share
For the Quarters Ended March 31,
($ in millions, except per share data)
(Unaudited)

		Diluted
		E.P.S.

2014 Diluted Earnings Per Share		$1.18	(1)
2013 Diluted Earnings Per Share		$1.28	(1)
Change		$(0.10)
% Change		(7.8)%

Reconciliation:
2013 Diluted Earnings Per Share		$1.28	(1)

Special Items:
2013 Asset impairment and exit costs		—
2013 Tax items		0.01
2014 Asset impairment and exit costs		(0.01)
2014 Tax items		—

Currency		(0.16)
Interest		(0.01)
Change in tax rate		—
Impact of lower shares outstanding and share-based payments		0.05
Operations		0.02
2014 Diluted Earnings Per Share		$1.18	(1)

(1) Basic and diluted EPS were calculated using the following (in millions):

	Q1 2014	Q1 2013

Net earnings attributable to PMI	$1,875	$2,125
Less distributed and undistributed earnings attributable
to share-based payment awards	9	11
Net earnings for basic and diluted EPS	$1,866	$2,114

Weighted-average shares for basic and diluted EPS	1,583	1,646

			Schedule 5
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Condensed Balance Sheets
($ in millions, except ratios)
(Unaudited)

	March 31,		December 31,
	2014		2013
Assets
Cash and cash equivalents	$1,823		$2,154
All other current assets	13,002		14,698
Property, plant and equipment, net	6,670		6,755
Goodwill	9,009		8,893
Other intangible assets, net	3,234		3,193
Investments in unconsolidated subsidiaries	1,460		1,536
Other assets	939		939
Total assets	$36,137		$38,168

Liabilities and Stockholders' (Deficit) Equity
Short-term borrowings	$3,284		$2,400
Current portion of long-term debt	406		1,255
All other current liabilities	10,281		13,411
Long-term debt	25,989		24,023
Deferred income taxes	1,491		1,477
Other long-term liabilities	1,843		1,876
Total liabilities	43,294		44,442

Total PMI stockholders' deficit	(8,613)		(7,766)
Noncontrolling interests	1,456		1,492
Total stockholders' deficit	(7,157)		(6,274)
Total liabilities and stockholders' (deficit) equity	$36,137		$38,168

Total debt	$29,679		$27,678
Total debt to EBITDA	2.08	(1)	1.88	(1)
Net debt to EBITDA	1.95	(1)	1.74	(1)

(1) For the calculation of Total Debt to EBITDA and Net Debt to EBITDA ratios, refer to Schedule 10.

													Schedule 6
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Adjustments for the Impact of Currency and Acquisitions
For the Quarters Ended March 31,
($ in millions)
(Unaudited)

2014								2013			% Change in Reported Net Revenues excluding Excise Taxes
Reported Net Revenues	Less Excise Taxes	Reported Net Revenues excluding Excise Taxes	Less Currency	Reported Net Revenues excluding Excise Taxes & Currency	Less Acquisi- tions	Reported Net Revenues excluding Excise Taxes, Currency & Acquisitions		Reported Net Revenues	Less Excise Taxes	Reported Net Revenues excluding Excise Taxes	Reported	Reported excluding Currency	Reported excluding Currency & Acquisitions

$6,619	$4,606	$2,013	$51	$1,962	$—	$1,962	European Union	$6,523	$4,553	$1,970	2.2%	(0.4)%	(0.4)%
4,562	2,553	2,009	(126)	2,135	—	2,135	EEMA	4,423	2,380	2,043	(1.7)%	4.5%	4.5%
4,475	2,293	2,182	(366)	2,548	—	2,548	Asia	5,251	2,461	2,790	(21.8)%	(8.7)%	(8.7)%
2,123	1,410	713	(101)	814	—	814	Latin America & Canada	2,330	1,549	781	(8.7)%	4.2%	4.2%

$17,779	$10,862	$6,917	$(542)	$7,459	$—	$7,459	PMI Total	$18,527	$10,943	$7,584	(8.8)%	(1.6)%	(1.6)%

2014								2013			% Change in Reported Operating Companies Income
Reported Operating Companies Income			Less Currency	Reported Operating Companies Income excluding Currency	Less Acquisi- tions	Reported Operating Companies Income excluding Currency & Acquisitions				Reported Operating Companies Income	Reported	Reported excluding Currency	Reported excluding Currency & Acquisitions

$978			$28	$950	$—	$950	European Union			$938	4.3%	1.3%	1.3%
927			(80)	1,007	—	1,007	EEMA			935	(0.9)%	7.7%	7.7%
915			(215)	1,130	—	1,130	Asia			1,342	(31.8)%	(15.8)%	(15.8)%
202			(52)	254	—	254	Latin America & Canada			254	(20.5)%	—%	—%

$3,022			$(319)	$3,341	$—	$3,341	PMI Total			$3,469	(12.9)%	(3.7)%	(3.7)%

													Schedule 7
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Reported Operating Companies Income to Adjusted Operating Companies Income &
Reconciliation of Adjusted Operating Companies Income Margin, excluding Currency and Acquisitions
For the Quarters Ended March 31,
($ in millions)
(Unaudited)

2014								2013			% Change in Adjusted Operating Companies Income
Reported Operating Companies Income	Less Asset Impairment & Exit Costs	Adjusted Operating Companies Income	Less Currency	Adjusted Operating Companies Income excluding Currency	Less Acquisi- tions	Adjusted Operating Companies Income excluding Currency & Acquisitions		Reported Operating Companies Income	Less Asset Impairment & Exit Costs	Adjusted Operating Companies Income	Adjusted	Adjusted excluding Currency	Adjusted excluding Currency & Acquisitions

$978	$—	$978	$28	$950	$—	$950	European Union	$938	$—	$938	4.3%	1.3%	1.3%
927	—	927	(80)	1,007	—	1,007	EEMA	935	—	935	(0.9)%	7.7%	7.7%
915	(23)	938	(215)	1,153	—	1,153	Asia	1,342	(3)	1,345	(30.3)%	(14.3)%	(14.3)%
202	—	202	(52)	254	—	254	Latin America & Canada	254	—	254	(20.5)%	—%	—%

$3,022	$(23)	$3,045	$(319)	$3,364	$—	$3,364	PMI Total	$3,469	$(3)	$3,472	(12.3)%	(3.1)%	(3.1)%

2014								2013				% Points Change
Adjusted Operating Companies Income excluding Currency	Net Revenues excluding Excise Taxes & Currency(1)	Adjusted Operating Companies Income Margin excluding Currency		Adjusted Operating Companies Income excluding Currency & Acquisitions	Net Revenues excluding Excise Taxes, Currency & Acquisitions(1)	Adjusted Operating Companies Income Margin excluding Currency & Acquisitions		Adjusted Operating Companies Income	Net Revenues excluding Excise Taxes(1)	Adjusted Operating Companies Income Margin		Adjusted Operating Companies Income Margin excluding Currency	Adjusted Operating Companies Income Margin excluding Currency & Acquisitions

$950	$1,962	48.4%		$950	$1,962	48.4%	European Union	$938	$1,970	47.6%		0.8	0.8
1,007	2,135	47.2%		1,007	2,135	47.2%	EEMA	935	2,043	45.8%		1.4	1.4
1,153	2,548	45.3%		1,153	2,548	45.3%	Asia	1,345	2,790	48.2%		(2.9)	(2.9)
254	814	31.2%		254	814	31.2%	Latin America & Canada	254	781	32.5%		(1.3)	(1.3)

$3,364	$7,459	45.1%		$3,364	$7,459	45.1%	PMI Total	$3,472	$7,584	45.8%		(0.7)	(0.7)

(1) For the calculation of net revenues excluding excise taxes, currency and acquisitions, refer to Schedule 6.

			Schedule 8
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Reported Diluted EPS to Adjusted Diluted EPS and Adjusted Diluted EPS, excluding Currency
For the Quarters Ended March 31,
(Unaudited)

	2014	2013	% Change

Reported Diluted EPS	$1.18	$1.28	(7.8)%

Adjustments:
Asset impairment and exit costs	0.01	—
Tax items	—	0.01

Adjusted Diluted EPS	$1.19	$1.29	(7.8)%

Less:
Currency impact	(0.16)

Adjusted Diluted EPS, excluding Currency	$1.35	$1.29	4.7%

				Schedule 9
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Reported Diluted EPS to Reported Diluted EPS, excluding Currency
For the Quarters Ended March 31,
(Unaudited)

	2014	2013	% Change

Reported Diluted EPS	$1.18	$1.28	(7.8)%

Less:
Currency impact	(0.16)

Reported Diluted EPS, excluding Currency	$1.34	$1.28	4.7%

				Schedule 10
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Calculation of Total Debt to EBITDA and Net Debt to EBITDA Ratios
($ in millions, except ratios)
(Unaudited)

	For the Year Ended			For the Year Ended
	March 31,			December 31,
		2014		2013
	April ~ December	January ~ March	12 months
	2013	2014	rolling

Earnings before income taxes	$9,387	$2,683	$12,070	$12,542
Interest expense, net	737	268	1,005	973
Depreciation and amortization	660	211	871	882
Extraordinary, unusual or non-recurring expenses, net (1)	306	23	329	309
EBITDA	$11,090	$3,185	$14,275	$14,706

			March 31,	December 31,
			2014	2013

Short-term borrowings			$3,284	$2,400
Current portion of long-term debt			406	1,255
Long-term debt			25,989	24,023
Total Debt			$29,679	$27,678
Less: Cash and cash equivalents			1,823	2,154
Net Debt			$27,856	$25,524

Ratios
Total Debt to EBITDA			2.08	1.88
Net Debt to EBITDA			1.95	1.74

(1) Asset Impairment and Exit Costs at Operating Income level.

			Schedule 11
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Operating Cash Flow to Free Cash Flow and Free Cash Flow, excluding Currency
Reconciliation of Operating Cash Flow to Operating Cash Flow, excluding Currency
For the Quarters Ended March 31,
($ in millions)
(Unaudited)

	For the Quarters Ended
	March 31,
	2014	2013	% Change

Net cash provided by operating activities(a)	$715	$1,363	(47.5)%

Less:
Capital expenditures	256	240

Free cash flow	$459	$1,123	(59.1)%

Less:
Currency impact	(253)

Free cash flow, excluding currency	$712	$1,123	(36.6)%

	For the Quarters Ended
	March 31,
	2014	2013	% Change

Net cash provided by operating activities(a)	$715	$1,363	(47.5)%

Less:
Currency impact	(268)
Net cash provided by operating activities, excluding currency	$983	$1,363	(27.9)%

(a) Operating cash flow.

		Schedule 12

PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Reported Diluted EPS to Adjusted Diluted EPS
For the Year Ended December 31,
(Unaudited)

	2013

Reported Diluted EPS	$5.26

Adjustments:
Asset impairment and exit costs	0.12
Tax items	0.02

Adjusted Diluted EPS	$5.40